Exhibit 10.6

SEPARATION AGREEMENT AND GENERAL RELEASE

Mahesh Karanth (“you”) and InvenSense Corporation (the “Company”) (collectively, “the parties”) have agreed to enter into this Separation Agreement and General Release (“Agreement”) on the following terms:

You and the Company acknowledge that your employment with the Company will terminate effective June 4, 2010 (“Termination Date”), and that your termination from the Company will be considered due to your resignation without Good Reason as defined by your July 2, 2008 Employment Agreement with the Company (“Employment Agreement”). On the Termination Date, you will be paid your final paycheck, which will include all wages due and owing and any unused vacation or personal days which you accrued during your employment with the Company through the Termination Date. The parties acknowledge that except as provided by this Agreement, all benefits and perquisites of employment will cease as of the Termination Date.

Within ten (10) days after your execution of this Agreement and the expiration of the revocation period described below without your revocation of this Agreement, and subject to your compliance with the terms of this Agreement, including but not limited to the provisions regarding your continued availability for consulting as reasonably necessary and agreement not to disparage the Company, you will be eligible for the pay and benefits enumerated below (collectively, “Separation Benefits”):

1.	The Company shall pay you your current Base Salary, less applicable withholding, for a period of (6) months, in a single lump sum on July 2, 2010; in accordance with the Company’s standard payroll policies.

2.	If you properly elect COBRA coverage, the Company will reimburse you for your COBRA premiums so that you can continue your current Company health benefits for a period of up to three (3) months, or until you obtain work as an employee or in any other capacity through which you have access to health benefits, whichever occurs first.

3.	In addition to the options to purchase 215,625 Shares in which you vested as of the Termination Date pursuant to the vesting schedule described in Section 5(i) of the Employment Agreement, options to purchase 28, 125 Shares in which you would have vested had you remained employed for an additional three (3) months after the Termination Date shall automatically become vested, and any repurchase right of the Company with respect thereto shall lapse in its entirety. This additional vesting shall take effect on July 2, 2010 provided that you have fulfilled the full time consulting obligations referred to below in good faith.

You understand and agree that you are not entitled to any compensation, benefits, remuneration, accruals, contributions, reimbursements, bonus, option grant, vesting, or other payments of benefits from the Company other than those expressly set forth in this Agreement, and that any and all payments and benefits you may receive under this Agreement are subject to all applicable taxes and withholdings.

In exchange for the Separation Benefits, which you acknowledge exceed any amounts to which you otherwise may be entitled under the Company’s policies and practices or applicable law, you

(1) agree to comply with all of the terms of this Agreement; (2) agree to provide consulting services to the Company on a full time basis (without any additional payments or compensation) through July 2, 2010, during which time you shall provide such support as is reasonably necessary to facilitate transition to the new Chief Financial Officer. to support completion of the Company’s fiscal year 2010 audit and to support the Company’s current IPO process, and as otherwise reasonably requested by the Company, (3) agree to provide consulting assistance from time to time thereafter as needed to support such activities; (4) you and your representatives completely release from, and agree to not file, cause to be filed or pursue against, the Company, its affiliated, related, parent or subsidiary companies, and its present and former directors, officers, and employees (the “Released Parties”) all claims of any kind, known and unknown, which you may now have or have ever had against any of them, or arising out of your relationship with any of them, including all claims for compensation and bonuses, attorneys’ fees, and all claims arising from your employment with the Company or the termination of your employment, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction (“Released Claims”). By way of example and not limitation, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), and the California Fair Employment and Housing Act (or any comparable law in any jurisdiction).

In this paragraph, we provide you with specific information required under the ADEA. You agree that your release of claims in this Agreement includes a knowing and voluntary waiver of any rights you may have under the ADEA. You acknowledge that you have been given an opportunity to consider for twenty-one (21) days the terms of this Agreement, although you may sign beforehand, and that you are advised by the Company to consult with an attorney. You further understand that you can revoke your waiver of ADEA claims within seven (7) days of signing it, but that your waiver of any other claims will become effective when you sign this Agreement. Revocation must be made by delivering a written notice of revocation to Steve Nasiri, InvenSense Corporation, 1197 Borregas Ave., Sunnyvale, California 94089, with a copy to Eric Tate, Morrison & Foerster LLP, 425 Market Street, San Francisco, CA 94105. You acknowledge and agree that for the revocation to be effective, the written notice must be received no later than the close of business (5:00 p.m. P.S.T.) on the seventh (7th) day after you sign this Agreement. You acknowledge and agree that if you revoke this Agreement, it will not be effective or enforceable, and you will not be eligible for or receive the Separation Benefits. This Agreement will become effective and enforceable on the eighth (8th) day following your execution of this Agreement, provided you have not exercised your right to revoke this Agreement. You further agree that any change to this Agreement, whether material or immaterial, will not restart the twenty-one (21) day review period.

You also agree that because this release specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code or any other comparable statute of any jurisdiction, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT TO THE DEBTOR.”

Notwithstanding the foregoing, the parties acknowledge and agree that you are not waiving or being required to waive any right that cannot be waived as a matter of law, including the right to file a charge with or participate in an investigation by a governmental administrative agency; provided, however, that you hereby disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation.

You agree not to disclose any confidential or proprietary information or know-how belonging to the Company or acquired by you during your employment with the Company and agree to continue to maintain the confidentiality of any such information. In addition, you acknowledge that the Proprietary Information Agreement that you signed upon your hire remains in effect after your employment with the Company ends. You further agree that you did not during your employment and will not at anytime after your employment with the Company directly or indirectly, use or attempt to use Company trade secrets or any other means that would amount to unfair competition to harm or divert from the Company any business of any kind, including, without limitation, the solicitation or interference with any of its current or prospective customers, vendors, or suppliers, or employees, independent contractors, or other service providers with whom you came into contact or learned of during your employment with the Company.

You agree to maintain this Agreement and its contents in the strictest confidence and agree that you will not disclose the terms of this Agreement to any third party, other than your legal and financial advisors, without the prior written consent of the Company, unless otherwise required by law. You further agree that you shall be personally responsible to the Company for any breach by any such third party.

You agree not to disparage, speak negatively about or defame the Company or the Company’s officers, directors, Board members, employees, or other related parties, in any manner that may be harmful to them or their business or personal reputations; provided that you may respond accurately if required by law to testify or participate in an investigation by a governmental administrative agency.

You agree to immediately return to the Company all Company documents (and all copies thereof) and other Company property (whether in written, electronic, or other form) which you have had in your possession, custody, or control at any time, including, but not limited to, Company files, notes, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, parking access cards, identification badges and keys; and, any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You understand that you will not be eligible for any Separation Benefits until you return all Company property in your possession, custody, or control.

You and the Company further agree that the sole remedy for any and all disputes arising out of or based on the terms, interpretation, application, or alleged breach of this Agreement, including any of the Released Claims (“Arbitrable Claims”), shall be binding arbitration, which shall be conducted in San Francisco, California, in accordance with the then applicable rules of the Judicial Arbitration and Mediation Service (“JAMS”) or by a non-JAMS process to which the parties may otherwise agree. By agreeing to arbitrate, the parties are waiving their respective rights to a jury trial with regard to any of the above-referenced claims.

You acknowledge that your Continuous Service with the Company shall be deemed to have ended as of July 2, 2010 for purposes of calculating the date by which you must exercise any options to purchase Company Common Stock you choose to exercise. You also acknowledge that the option vesting that is referred to in paragraph 3 of the Separation Benefits of this Agreement represents the entire amount of vesting to which you will be entitled, whether under this Agreement or any other benefit plan of the Company. This Agreement is the entire agreement and understanding between you and the Company concerning its subject matter, replaces and supersedes any and all prior agreements and understandings between us, and may only be amended in writing signed by you and an authorized representative of the Company.

This Agreement shall be governed by the laws of the State of California. If any provision of this Agreement or the application thereof to any person, place, or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provision as applied to other person, places, and circumstances shall remain in full force and effect.

Finally, by your signature below, you acknowledge each of the following: (a) that you have read this Agreement or have been afforded every opportunity to do so; (b) that you are fully aware of the Agreement’s contents and legal effect; and (c) that you have chosen to enter into this Agreement freely, without coercion and based upon your own judgment and not in reliance upon any promises made by Company other than those contained in this Agreement.

UNDERSTOOD AND AGREED:

/s/ Mahesh Karanth	DATE: 6/3/2010
Mahesh Karanth

/s/ Steve Nasiri	DATE: 6/3/2010
Steve Nasiri President and CEO

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